The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 23, 2020

Citigroup Global Markets Holdings Inc.	April----, 2020 Medium-Term Senior Notes, Series N Pricing Supplement No. 2020-USNCH4226 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May----, 2021

Overview

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity with a value that may be greater than or less than the stated principal amount, depending on the performance of the shares of common stock of The Walt Disney Company (the “underlying shares”) from the initial share price to the final share price.

▪	The securities offer a fixed return at maturity so long as the final share price is greater than or equal to the buffer price as described below. In exchange for this feature, investors in the securities must be willing to forgo (i) any appreciation of the underlying shares beyond the fixed return amount and (ii) any dividends that may be paid on the underlying shares. In addition, investors in the securities must be willing to accept downside exposure to the underlying shares if the final share price is less than the buffer price. If the final share price is less than the buffer price, you will receive a number of underlying shares per security at maturity (or, if a settlement disruption occurs, the cash value of those shares based on the final share price) that are worth less than the stated principal amount per security. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of common stock of The Walt Disney Company (ticker symbol: “DIS”) (the “underlying share issuer”)
Aggregate stated principal amount:	$
Stated principal amount:	$10,000 per security
Strike date:	April 22, 2020
Pricing date:	April , 2020 (expected to be April 23, 2020)
Issue date:	April , 2020 (three business days after the pricing date). See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation dates:	Expected to be April 29, 2021, April 30, 2021, May 3, 2021, May 4, 2021 and May 5, 2021, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	May , 2021 (expected to be May 10, 2021), subject to postponement as described under “Additional Information” below
Payment at maturity:

For each $10,000 stated principal amount security you hold at maturity, you will receive the following amount in U.S. dollars:

▪   If the final share price is greater than or equal to the buffer price:
$10,000 + the fixed return amount

▪   If the final share price is less than the buffer price: a fixed number of underlying shares equal to the equity ratio (or, if a settlement disruption occurs, the cash value of those shares based on the final share price)

If the final share price is less than the buffer price, you will receive underlying shares (or, if a settlement disruption occurs, cash based on the value thereof) expected to be worth less than the stated principal amount of your securities, and possibly nothing, at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, or all, of your investment.

Initial share price:	$100.99, the closing price of the underlying shares on the strike date
Final share price:	The arithmetic average of the closing price of the underlying shares on each of the final valuation dates
Fixed return amount:	$1,195.00 per security (11.95% of the stated principal amount). You will receive the fixed return amount only if the final share price is greater than or equal to the buffer price.
Share return:	(i) The final share price minus the initial share price, divided by (ii) the initial share price
Buffer price:	$80.792 , 80% of the initial share price
Equity ratio:	123.77463, the stated principal amount divided by the buffer price
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17328VXP0 / US17328VXP02
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$10,000.00	$100.00	$9,900.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $9,270.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $9,900.00 per security.

(3) CGMI will receive an underwriting fee of $100.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $100.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.
Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-08 dated February 15, 2019       Prospectus Supplement and Prospectus, each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May ----, 2021

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting of an Underlying Company,” and not in this pricing supplement (except as set forth in the next paragraph). It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of a Final Valuation Date; Postponement of the Maturity Date. If any scheduled final valuation date is not a scheduled trading day, that final valuation date will be postponed to the next succeeding scheduled trading day. In addition, if a market disruption event occurs on any scheduled final valuation date, the calculation agent may, but is not required to, postpone that final valuation date to the next succeeding scheduled trading day on which a market disruption event does not occur. If any final valuation date is postponed so that it coincides with a subsequent scheduled final valuation date, each such subsequent final valuation date will be postponed to the next succeeding scheduled trading day (subject to further postponement as provided above if a market disruption event occurs on such succeeding scheduled trading day). However, in no event will any scheduled final valuation date be postponed more than five scheduled trading days after that originally scheduled final valuation date as a result of a market disruption event occurring on that scheduled final valuation date or on an earlier scheduled final valuation date (in each case, as any such scheduled final valuation date may be postponed). If the last final valuation date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the last final valuation date as postponed. The provisions in this paragraph supersede the related provisions in the accompanying product supplement to the extent the provisions in this paragraph are inconsistent with those provisions. The terms “scheduled trading day” and “market disruption event” are defined in the accompanying product supplement.

Cash Settlement.  The provisions of the accompanying product supplement describing the payment of cash at maturity in lieu of delivering any underlying shares are modified by this pricing supplement.  We will not have the right to elect, in our sole discretion, to pay cash in lieu of delivering any underlying shares at maturity.  Instead, we will pay cash in lieu of delivering any underlying shares at maturity only if a settlement disruption occurs.  A “settlement disruption” will occur if the calculation agent determines, in its sole discretion and taking into account any considerations it deems relevant, that we cannot reasonably procure delivery of the underlying shares on the maturity date.

April 2020	PS-2

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May ----, 2021

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical share returns. If you receive underlying shares at maturity, the diagram below illustrates the value of these shares based on their final share price.

Investors in the securities will not receive any dividends that may be paid on the underlying shares. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying shares” below.

Buffered Digital Notes Payment at Maturity Diagram

■ The Securities	■ The Underlying Shares

April 2020	PS-3

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May ----, 2021

The table and examples below illustrate various hypothetical payments on the securities at maturity for a range of hypothetical final share prices (the final share price is the arithmetic average of the closing price of the underlying shares on each of the five final valuation dates) of the underlying shares. The outcomes illustrated are not exhaustive, and the actual payment at maturity you receive on the securities may differ from any example illustrated below.

The table and examples that follow are based on the following hypothetical values and assumptions in order to illustrate how the securities work and do not reflect the actual initial share price, buffer price or equity ratio:

Initial share price:	$100.00 (the hypothetical closing price of the underlying shares on the strike date)
Buffer price:	$80.00 (80.00% of the hypothetical initial share price)
Equity ratio:	125.00000

For ease of analysis, figures in the table and examples below have been rounded.

Hypothetical Final Share Price	Hypothetical Share Return	Hypothetical Payment at Maturity or Cash Value of the Underlying Shares Received at Maturity(1) Per Security	Hypothetical Total Return on Securities at Maturity(2)
$200.00	100.00%	$11,195.00	11.95%
$190.00	90.00%	$11,195.00	11.95%
$180.00	80.00%	$11,195.00	11.95%
$170.00	70.00%	$11,195.00	11.95%
$160.00	60.00%	$11,195.00	11.95%
$150.00	50.00%	$11,195.00	11.95%
$140.00	40.00%	$11,195.00	11.95%
$130.00	30.00%	$11,195.00	11.95%
$120.00	20.00%	$11,195.00	11.95%
$110.00	10.00%	$11,195.00	11.95%
$105.00	5.00%	$11,195.00	11.95%
$101.00	1.00%	$11,195.00	11.95%
$100.00	0.00%	$11,195.00	11.95%
$95.00	-5.00%	$11,195.00	11.95%
$90.00	-10.00%	$11,195.00	11.95%
$80.00	-20.00%	$11,195.00	11.95%
$79.99	-20.01%	$9,998.75	-0.01%
$70.00	-30.00%	$8,750.00	-12.50%
$60.00	-40.00%	$7,500.00	-25.00%
$50.00	-50.00%	$6,250.00	-37.50%
$40.00	-60.00%	$5,000.00	-50.00%
$30.00	-70.00%	$3,750.00	-62.50%
$20.00	-80.00%	$2,500.00	-75.00%
$10.00	-90.00%	$1,250.00	-87.50%
$0.00	-100.00%	$0.00	-100.00%

(1) Assumes that the final share price is the same as the closing price of the underlying shares on the maturity date

(2) Hypothetical total return on securities at maturity = (i) hypothetical payment at maturity per security minus $10,000 stated principal amount per security, divided by (ii) $10,000 stated principal amount per security

Example 1—Upside Scenario A. The hypothetical final share price is $105.00 (an approximately 5.00% increase from the hypothetical initial share price), which is greater than the hypothetical buffer price.

Payment at maturity per security = $10,000 + the fixed return amount

= $10,000.00 + $1,195.00

= $11,195.00

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, your payment at maturity in this scenario would be equal to the $10,000 stated principal amount per security plus the fixed return amount, or $11,195.00 per security.

April 2020	PS-4

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May ----, 2021

Example 2—Upside Scenario B. The hypothetical final share price is $150.00 (an approximately 50.00% increase from the hypothetical initial share price), which is greater than the hypothetical buffer price.

Payment at maturity per security = $10,000 + the fixed return amount

= $10,000.00 + $1,195.00

= $11,195.00

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, your payment at maturity in this scenario would be equal to the $10,000 stated principal amount per security plus the fixed return amount, or $11,195.00 per security. In this scenario, the fixed return percentage is less than the appreciation of the underlying shares, and as a result an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying shares without a fixed return.

Example 3—Upside Scenario C. The hypothetical final share price is $90.00 (an approximately 10.00% decrease from the hypothetical initial share price), which is greater than the hypothetical buffer price.

Payment at maturity per security = $10,000 + the fixed return amount

= $10,000.00 + $1,195.00

= $11,195.00

Because the underlying shares depreciated from the hypothetical initial share price to the hypothetical final share price, but the hypothetical final share price is greater than the buffer price, your payment at maturity in this scenario would be equal to the $10,000 stated principal amount per security plus the fixed return amount, or $11,195.00 per security.

Example 4—Downside Scenario A. The hypothetical final share price is $70.00 (an approximately 30.00% decrease from the hypothetical initial share price), which is less than the hypothetical buffer price.

Payment at maturity per security = a fixed number of underlying shares equal to the equity ratio (or, if a settlement disruption occurs, the cash value of those shares based on the final share price)

In this scenario, the value of a number of underlying shares equal to the equity ratio, based on the final share price, would be $8,750.00. Therefore, the value of the underlying shares (or, if a settlement disruption occurs, cash) you receive at maturity would be significantly less than the stated principal amount of your securities. You would incur a loss based on the performance of the underlying shares from the initial share price to the final share price.

If the final share price is less than the buffer price and a settlement disruption occurs, we will deliver to you on the maturity date the cash value of the number of underlying shares we would have otherwise delivered based on their final share price. The price of those underlying shares on the maturity date may be different than their final share price.

Example 5—Downside Scenario B. The hypothetical final share price is $0.00 (an approximately 100.00% decrease from the hypothetical initial share price), which is less than the hypothetical buffer price. In this scenario, the underlying shares are worthless and you would lose your entire investment in the securities at maturity.

April 2020	PS-5

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May ----, 2021

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying shares. If the final share price is less than the buffer price, you will not be repaid the stated principal amount of your securities at maturity and, instead, will receive a number of underlying shares equal to the equity ratio (or, if a settlement disruption occurs, cash based on the value thereof). As a result, investors will be exposed to any further depreciation of the underlying shares that may occur between the final share price and the closing price of the underlying shares on the maturity date. These underlying shares will be worth less than the stated principal amount per security and may be worth nothing. You should not invest in the securities if you are unwilling or unable to bear the risk of losing the entire stated principal amount of your securities.

At maturity, if the final share price is less than the buffer price, you will have similar downside market risk as a purchaser of the underlying shares at the buffer price (except that you will not receive any dividends). This will result in a smaller loss on the securities (disregarding dividends) than would be incurred by a purchaser of the underlying shares at the initial share price, unless the final share price is zero. However, you will be exposed at an increased rate to the decline in the price of the underlying shares below the buffer price, with a loss on the securities of more than 1% for each additional 1% of the initial share price by which the final share price is less than the buffer price. Therefore, the lower the final share price, the closer your loss of principal will be to the percentage decline of the underlying shares from the initial share price. For example, if the initial share price was $100, the buffer price was $80 (80% of the initial share price) and the final share price is below the buffer price, the number of underlying shares equal to the equity ratio at maturity would be approximately 125 shares per $10,000 security ($10,000 divided by the $80 buffer price). If the final share price was $60 (40% less than the initial share price), the value of a number of underlying shares equal to the equity ratio based on the final share price would be approximately $7,500 per security (approximately 125 shares times $60). If you had purchased the underlying shares at the initial share price, you would have 100 shares worth approximately $6,000 based on the final share price, a difference of approximately $1,500 compared with the value of a number of underlying shares equal to the equity ratio based on the final share price. However, if the final share price was $30 (70% less than the initial share price), the value of a number of underlying shares equal to the equity ratio based on the final share price would be approximately $3,750 per security (approximately 125 underlying shares times $30). If you had purchased the underlying shares at the initial share price, you would have 100 shares worth approximately $3,000 based on the final share price, a difference of only approximately $750 compared with the value of a number of underlying shares equal to the equity ratio based on the final share price. If the final share price was $0 (100% less than the initial share price), the value of a number of underlying shares equal to the equity ratio based on the final share price would be $0, the same as if you had purchased the underlying shares at the initial share price, and you would lose the entire stated principal amount of your securities.

▪	The initial share price, which was set on the strike date, may be higher than the closing price of the underlying shares on the pricing date. If the closing price of the underlying shares on the pricing date is less than the initial share price that was set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial share price set on the pricing date.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the fixed return at maturity of 11.95%. If the underlying shares appreciates by more than the fixed return at maturity, the securities will underperform a direct investment in the underlying shares. Your return on the securities could underperform a direct investment in the underlying shares even if the underlying shares appreciates by less than the fixed return at maturity because, unlike a direct investment the underlying shares, investors in the securities will not receive any dividends that may be paid on the underlying shares over the term of the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

April 2020	PS-6

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May ----, 2021

▪	Investing in the securities is not equivalent to investing in the underlying shares. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlying shares. As of April 22, 2020, the average dividend yield of the underlying shares was approximately 1.74% per year. While it is impossible to know the future dividend yield of the underlying shares, if this average dividend yield were to remain constant for the term of the notes, you would be forgoing an aggregate yield of approximately 1.80% (assuming no reinvestment of dividends) by investing in the notes instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	The payment at maturity on the securities is based on the arithmetic average of the closing price of the underlying shares on the five final valuation dates. As a result, you are subject to the risk that the closing price of the underlying shares on those five final valuation dates will result in a less favorable return than you would have received had the final share price been based on the closing price on other days during the term of the securities. If you had invested in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, you might have achieved better returns. In addition, because the final share price is based on the average over the five final valuation dates, your return on the securities may be less favorable than it would have been if it were based on the closing price of the underlying shares on only one of those five final valuation dates.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs

April 2020	PS-7

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May ----, 2021

associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the underlying shares, the dividend yields on the underlying shares, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlying shares are likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares or such stocks over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates or the placement agents or their affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information about the underlying share issuer, which we and they will not disclose to you. Moreover, if any of our affiliates or the placement agents or their affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

April 2020	PS-8

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May ----, 2021

▪	You will have no rights and will not receive dividends with respect to the underlying shares. If any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market price of the underlying shares.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying shares. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive stock of another entity, the stock of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting of an Underlying Company” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

April 2020	PS-9

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May ----, 2021

Recent Developments

On April 15, 2020, in connection with the release of Citigroup Inc.’s first quarter results, Citigroup Inc. provided an update on the impact of the COVID-19 pandemic and resulting health crisis on Citigroup Inc. The COVID-19 pandemic has had, and continues to have, negative impacts on Citigroup Inc.’s businesses, revenues, credit costs and overall results of operations and financial condition; Citigroup Inc.’s consumer and corporate clients; and the global economy as a whole. While the severity and length of the COVID-19 pandemic’s impact on Citigroup Inc. and the U.S. and global economies are unknown, the future impacts and trends may include, but are not limited to, the following:

•	Revenues may be negatively impacted by lower levels of activity, particularly in Citigroup Inc.’s Banking business and Consumer franchise, slower global growth, macro uncertainty, the lower interest rate environment, and, particularly in the credit card businesses, pressure on loan balances and a significant decline in purchase sales and account acquisitions;

•	Credit losses are expected to be higher during the remainder of the year, consumer net credit loss rates for 2020 are expected to be higher than originally expected, driven in part by higher unemployment as well as increased pressure in North America during the remainder of 2020, and credit reserves are expected to increase if Citigroup Inc.’s outlook deteriorates further;

•	Expense management will be impacted by the uncertainty of the impact of the pandemic, the continued efforts to protect Citigroup Inc.’s employees and operational issues resulting from remote working requirements in place globally; and

•	Higher corporate loan volume, reflecting drawdowns and new facilities for clients.

The rapidly evolving and volatile nature of the severity, scale and duration of the COVID-19 pandemic makes its effect on Citigroup Inc.’s businesses, revenues, credit costs and overall results of operations and financial condition uncertain and unpredictable. In addition, the ultimate impact of the COVID-19 pandemic on Citigroup Inc. will depend on many factors, including actions taken by governmental authorities and other third parties in response to the pandemic, that are not within Citigroup Inc.’s control.

The above information constitutes forward-looking statements, and we caution you that these statements are subject to risks and uncertainties, including those referred to under the “Forward-Looking Statements” and “Risk Factors” sections of Citigroup Inc.’s 2019 Annual Report on Form 10-K. To the extent the COVID-19 pandemic does adversely affect Citigroup Inc.’s businesses, revenues, credit costs and overall results of operations and financial condition, it may also have the effect of heightening many of the factors listed under “Forward-Looking Statements” in Citigroup Inc.’s 2019 Annual Report on Form 10-K and described under “Risk Factors” in Citigroup Inc.’s 2019 Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q.

April 2020	PS-10

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May ----, 2021

Information About The Walt Disney Company

The Walt Disney Company is an entertainment company with operations in four business segments: Media Networks; Parks, Experiences and Products; Studio Entertainment; and Direct-to-Consumer & International (DTCI). The shares of common stock of The Walt Disney Company are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by The Walt Disney Company pursuant to the Exchange Act can be located by reference to the SEC file number 001-38842 through the SEC’s website at http://www.sec.gov. In addition, information regarding The Walt Disney Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The shares of common stock of The Walt Disney Company trade on the New York Stock Exchange under the ticker symbol “DIS.”

This pricing supplement relates only to the securities offered hereby and does not relate to the shares of common stock of The Walt Disney Company or other securities of The Walt Disney Company. We have derived all disclosures contained in this pricing supplement regarding The Walt Disney Company from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to The Walt Disney Company.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The Walt Disney Company is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the shares of common stock of The Walt Disney Company.

Historical Information

The graph below shows the closing price of the shares of common stock of The Walt Disney Company for each day such price was available from January 4, 2010 to April 22, 2020. The table that follows shows the high and low closing prices of the shares of common stock of The Walt Disney Company for each quarter in that same period. We obtained the closing prices from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the shares of common stock of The Walt Disney Company shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical prices of the shares of common stock of The Walt Disney Company as an indication of future performance.

The Walt Disney Company – Historical Closing Prices January 4, 2010 to April 22, 2020

April 2020	PS-11

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May ----, 2021

Shares of Common Stock of The Walt Disney Company	High	Low
2010
First Quarter	$35.31	$29.32
Second Quarter	$37.56	$31.50
Third Quarter	$35.29	$31.38
Fourth Quarter	$37.95	$33.14
2011
First Quarter	$44.07	$37.82
Second Quarter	$43.91	$37.58
Third Quarter	$40.74	$29.55
Fourth Quarter	$37.71	$29.00
2012
First Quarter	$44.38	$38.31
Second Quarter	$48.50	$40.98
Third Quarter	$52.92	$47.27
Fourth Quarter	$52.97	$47.06
2013
First Quarter	$57.75	$50.58
Second Quarter	$67.67	$56.69
Third Quarter	$67.11	$60.69
Fourth Quarter	$76.40	$63.59
2014
First Quarter	$83.34	$69.99
Second Quarter	$85.74	$77.01
Third Quarter	$90.94	$85.03
Fourth Quarter	$95.50	$81.74
2015
First Quarter	$108.43	$90.96
Second Quarter	$114.99	$105.43
Third Quarter	$121.69	$95.36
Fourth Quarter	$120.07	$102.67
2016
First Quarter	$102.98	$88.85
Second Quarter	$106.60	$94.38
Third Quarter	$100.20	$91.72
Fourth Quarter	$105.56	$90.83
2017
First Quarter	$113.39	$106.08
Second Quarter	$115.84	$103.94
Third Quarter	$110.61	$97.06
Fourth Quarter	$111.81	$96.93
2018
First Quarter	$112.47	$98.54
Second Quarter	$108.85	$98.66
Third Quarter	$116.94	$104.04
Fourth Quarter	$118.90	$100.35
2019
First Quarter	$115.25	$106.33
Second Quarter	$142.02	$111.96
Third Quarter	$146.39	$129.96
Fourth Quarter	$151.64	$128.15
2020
First Quarter	$148.20	$85.76
Second Quarter (through April 22, 2020)	$106.63	$93.88

The closing price of the shares of common stock of The Walt Disney Company on April 22, 2020 was $100.99.

April 2020	PS-12

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May ----, 2021

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement. This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax adviser regarding the U.S. federal tax consequences of the ownership and disposition of the underlying shares.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity for cash), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

•	If you receive the underlying shares (and cash in lieu of any fractional shares) at maturity, you should not recognize gain or loss with respect to the underlying shares received. Instead, you should have an aggregate tax basis in the underlying shares received (including any fractional shares deemed received) equal to your basis in the securities. Your holding period for any underlying shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize capital loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

April 2020	PS-13

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May ----, 2021

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $100.00 for each security sold in this offering. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $100.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not

April 2020	PS-14

Citigroup Global Markets Holdings Inc.
Buffered Digital Notes Based on the Common Stock of The Walt Disney Company Due May ----, 2021

obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

© 2020 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

April 2020	PS-15